EXHIBIT 10.12

MEMORANDUM OF AGREEMENT FOR STRATEGIC RELATIONSHIP

THIS MEMORANDUM OF AGREEMENT FOR STRATEGIC RELATIONSHIP ("MOA") DATED AS OF AUGUST 19, 2011 AND BY AND BETWEEN ADVANCED MEDICAL ISOTOPE CORPORATION, A DELAWARE CORPORATION ("AMIC") AND SPIVAK MANAGEMENT INC., A CALIFORNIA CORPORATION ("SMI") SETS FORTH THE TERMS OF A STRATEGIC RELATIONSHIP AMONG AMIC, SMI AND MANN HEALTHCARE PARTNERS INC., A DELAWARE CORPORATION ("MHP") AND IS ENTERED INTO ON THE FOLLOWING TERMS:

WHEREAS

A.
Through a joint venture with SMI and SMI's relationship with MHP, SMI and MHP will assist AMIC with: (1) strategic advice, (2) deal-specific advice and assistance, (3) board representation, and (4) introductions to potential investors.

B.
The initial use of proceeds will consist of funds to initiate purchase of a stable isotope company identified by AMIC (the "Initial Target"), operating overhead for AMIC and prepayment of SMI's and MHP's expenses to assist AMIC.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.
AMIC and SMI hereby agree to form a joint venture (the "Venture"), through which SMI, directly and through SMI's relationship with MHP, will provide management and consulting services to AMIC in forming and implementing its commercial and growth strategies, participate in structuring and negotiating acquisitions and ventures and introduce AMIC to potential investors and investment bankers. Neither SMI nor MHP will perform or provide any services for which a license is required, including, without limitation, investment banking or law. MHP also will provide advice directly to the Venture and AMIC through a consulting agreement described below. The Venture will be terminable by either AMIC or SMI if the introduction described in the first sentence of Section 2 does not occur within two months after the date the Information Confirmation (as defined in Section 2) occurs (such outside date, the "Introduction Date"). If either AMIC or SMI terminates the Venture, thereafter the parties will have no further obligations to each other, except as otherwise provided for herein. The foregoing termination right is the sole remedy available to either party for the fact that an introduction described in Section 2 does not occur.

2.
Commencing promptly after formation of the Venture and confirmation of the financial information of the Initial Target to the summary financial information presented by AMIC (the "Information Confirmation"), MHP will introduce AMIC to an entity or entities prepared to invest from $1.2 million to $2 million into AMIC. The terms and conditions of any investment are in the discretion of AMIC and the investor(s). The initial use of proceeds will consist of funds to initiate purchase of the Initial Target, operating overhead for AMIC and prepayment of SMI's expenses to assist AMIC, as described in Section 3 below. The parties recognize that AMIC may also have to pay stock or by means of an earn-out or other similar consideration for the Initial Target. Except with respect to the termination right provided in Section 1 above, no party hereto makes any representation or warranty regarding when or whether the introduction described in this Section 2 or any other introduction will occur. SMI represents to AMIC that it has been advised by MHP that MHP is optimistic about making the introduction described in this Section 2, though MHP has not guaranteed any particular introduction or the outcome thereof, and the parties acknowledge that MHP's perspective is based upon the summary financial information presented by AMIC.

3.
If AMIC accepts the investment, AMIC will contribute to the Venture a fee to be paid to SMI of $75,000 and the sum of $200,000 as a pre-payment of SMI's and MHP's expenses with respect to the Venture ("Initial Fee"). If fees, costs and expenses incurred, paid or payable by SMI and/or MHP with respect to the Venture are less than $200,000, SMI will reimburse the excess to AMIC following completion of financing activities. If fees, costs and expenses incurred, paid or payable by SMI and/or MHP with respect to the Venture exceed $200,000 but are less than $275,000, reimbursement of such fees, costs and expenses above $200,000 (and not to exceed $75,000) will be deferred and paid from the next financing after the $1.2 million financing. If fees, costs and expenses incurred, paid or payable by SMI and/or MHP with respect to the Venture exceed $275,000, the amount above $275,000 will be reimbursed by AMIC as incurred. In the event SMI and/or Ted Maloney is requested to assist AMIC prior to the payment of the Initial Fee and SMI and/or Maloney agree to so assist AMIC, then all expenses related to such assistance will be advanced by AMIC and shall be deducted from the Initial Fee. SMI shall be entitled to select class of travel and hotel with respect to any requested travel.

4.
If so requested by SMI, legal work on matters undertaken in furtherance of the Venture and related AMIC acquisitions and transactions will be handled by the law firm of SML LLP on the financial terms typically charged by SML LLP for such work, unless otherwise requested by AMIC as required or advantageous to AMIC under the circumstances and consented to by SMI, such consent not to be unreasonably withheld. The parties hereto hereby acknowledge that Kenin M. Spivak ("Spivak"), an officer and director of SMI, and Ted Maloney, a partner of MHP, also are partners in SML LLP.

5.
In consideration of SMI's and MHP's respective time, efforts and contributions to the Venture, AMIC will sell to Spivak as SMI's designee 5,033,333 warrants (the "Spivak Warrants") and to MHP and its designees 15,100,000 warrants (the "MHP Warrants" and, together with the Spivak Warrants, the "Warrants"). The Warrants will be subject to forfeiture as described below. MHP may assign the MHP Warrants to MHP affiliates or partners and if it does so, all forfeitures will apply ratably to all MHP Warrants held by each holder unless MHP otherwise advises AMIC and SMI by written notice at the time of its assignment of the MHP Warrants to implement a non-ratable forfeiture that totals the same number of total Warrants at all levels of forfeiture. Except for such assignments and assignments to affiliates (including intervivos trusts or other entities formed for estate planning purposes), spouses or by inheritance or intestacy, neither the Spivak Warrants nor the MHP Warrants are assignable. Whether or not they execute a joinder agreement to this Agreement, all such assignees take Warrants subject to the terms of this Agreement, and all certificates or other documents representing the Warrants will contain appropriate legends, including legends referencing this Agreement.

a.
If the following capitalization table understates the number of AMIC shares of common stock, options, warrants or convertible securities outstanding, the number of Spivak Warrants and the number of MHP Warrants issued hereunder each will increase by seventeen and one-half percent (17.5%) of that additional number of shares of common stock, options, warrants or convertible securities outstanding. Such additional Warrants will be subject to forfeiture in the same proportions as described below.

69,959,896 shares o/s 9,490,000 options and warrants o/s 6,567,655 convertible debt

b.
The initial exercise price of the Warrants will be $.20 per share. The Warrants will have customary weighted average anti-dilution protection, based on a weighted 30-day moving average, for issuances below market and will have a full-ratchet anti-dilution protection for issuances below the then-applicable exercise price.

c.
AMIC initially will have the right to require exercise at $1.00 per share, reduced to 500% of the exercise price if the exercise price is reduced by the anti-dilution protection, and reduced or increased to 500% of the adjusted exercise price in the event of an adjustment due to stock split (forward or reverse), stock dividend or other recapitalization transactions.

d.	Subject to the forced exercise provision, at the holder's election, exercise will be for cash or cashless.

6.
AMIC will be entitled to a purchase price of one-tenth of one cent per Warrant, provided that AMIC will pay compensation to SMI equal to one-tenth of one cent for each Spivak Warrant and like compensation to MHP for each MHP Warrant, offsetting the purchase price. There will be no refund of the purchase price or compensation if Warrants are forfeited.

7.	Spivak Warrants will be forfeited as follows:

a.	3,523,333 warrants are not subject to forfeiture.

b.
If AMIC does not enter into contracts acceptable to AMIC by the date two months after the Introduction Date (the "First Determination Date") to secure capital in excess of the $1.2 million described above, the sum of the following number of Warrants will be forfeited:

i.	503,333 Warrants, plus

ii.	Up to 1,006,667 Warrants as follows: the same percentage of 1,006,667 Warrants as the percentage shortfall between $10 million and $1.2 million.

iii.
By way of illustration, if the total capital contracted is $3 million (inclusive of the $1.2 million), then the shortfall is 7/9 (77.78%); 77.78% of 1,006,667 Warrants is 782,963 Warrants. In this example, a total of 1,286,296 Warrants would be forfeited (503,333 + 782,963), leaving 3,747,037 Warrants.

c.
If AMIC does not enter into contracts acceptable to AMIC by the date five months after the Introduction Date (the "Second Determination Date") to secure capital in excess of $10 million of capital, the following number of Warrants will be forfeited: the same percentage of 503,333 Warrants as the percentage shortfall between $30 million and $10 million. By way of illustration, if the total capital contracted is $20 million (inclusive of the $10 million), then the shortfall is 50%; 50% of 503,333 Warrants in the example above is 251,667 Warrants. In this example, a total of 251,667 Warrants would be forfeited, leaving 4,781,667 Warrants.

d.
As it relates to forfeiture, references to contracts include memoranda of understanding, provided that within 90 days thereafter the memorandum is succeeded by a definitive agreement and/or a completed financing.

8.	MHP Warrants will be forfeited as follows:

a.	3,523,333 warrants are not subject to forfeiture.

b.
If AMIC does not enter into contracts acceptable to AMIC by the First Determination Date to secure capital in excess of the $1.2 million described above, the sum of the following number of Warrants will be forfeited:

i.	3,523,333 Warrants, plus

ii.	Up to 8,053,333 Warrants as follows: the same percentage of 8,053,333 Warrants as the percentage shortfall between $10 million and $1.2 million.

iii.
By way of illustration, if the total capital contracted is $3 million (inclusive of the $1.2 million), then the shortfall is 7/9 (77.78%); 77.78% of 8,053,333 Warrants is 6,263,704 Warrants. In this example, a total of 9,787,037 Warrants would be forfeited (3,523,333 + 6,263,704), leaving 5,312,963 Warrants.

c.
If AMIC does not enter into contracts acceptable to AMIC by the Second Determination Date to secure capital in excess of $10 million of capital, the following number of Warrants will be forfeited: the same percentage of 3,523,333 Warrants as the percentage shortfall between $30 million and $10 million. By way of illustration, if the total capital contracted is $20 million (inclusive of the $10 million), then the shortfall is 50%; 50% of 3,523,333 Warrants in the example above is 1,761,667 Warrants. In this example, a total of 1,761,667 Warrants would be forfeited, leaving 13,338,333 Warrants.

d.
As it relates to forfeiture, references to contracts include preliminary documents such as memoranda of understanding, provided that within 90 days thereafter the preliminary document is succeeded by a definitive agreement and/or a completed financing.

9.
SMI will be entitled to designate one board member. SMI may from time-to-time remove such member and may from time-to-time designate the successor. SMI, MHP, the board designee and Spivak will be named beneficiaries and insured under AMIC's insurance policies.

10.
Pursuant to this Section 10, AMIC hereby engages SMI as a consultant to AMIC and the Venture, and SMI accepts such engagement as a consultant, to provide the services enumerated as (1), (2) and (3) in Whereas clause A. SMI also will have the rights and any duties specifically designated for SMI in this Agreement. In consideration thereof, SMI will receive the compensation described below in Section 12. AMIC and SMI hereby incorporate herein by this reference SMI's standard consulting agreement terms and conditions to govern such consulting arrangement, a copy of which is attached hereto as an Appendix. This Section 10, the relevant provisions of Sections 12, 13 and 14 and the Appendix constitute the "SMI Agreement" and at SMI's request will be replaced by a standalone agreement consistent herewith.

11.
Within five days after entering into this MOA, AMIC will enter into a consulting agreement (the "MHP Agreement") with MHP on substantially the same terms as the SMI Agreement, except that: (a) MHP will provide board representation only if so designated by SMI, (b) MHP will provide the services enumerated as (1), (2) and (4) in Whereas clause A; (c) SMI (not MHP) will have the approval and designation rights described in this MOA; (d) MHP's compensation terms differ, as described in Section 12, (e) if and during any period SMI designates a representative of MHP to be a director of AMIC, MHP (not SMI) will provide that individual's services as a director; and (f) there will be other differences as specified in this Agreement.

12.
The annual compensation payable under each of the SMI Agreement and the MHP Agreement will be one-third of the cash and stock compensation payable to the highest compensated executive officer of AMIC in each year and such payments will be made at the same time and in the same manner as payments are made to such officer. The initial term of the MHP Agreement will be three years and the initial term of the SMI Agreement is five years. Each such term will, unless notice of termination is delivered by either party thereto during the 30 days prior to each anniversary date, be automatically extended on such anniversary date for an additional one year.

a.
The compensation payable to SMI under the SMI Agreement will be reduced below one-third (33-1/3%) and to a minimum of one-fifth (20%) of the compensation payable to the highest paid executive of AMIC if AMIC contracts for less than $10 million of capital by the date three months after the Introduction Date. The reduction from one-third to one-fifth will be ratable, based on the amount less than $10 million and more than $1.2 million contracted to by AMIC by the date three months after the Introduction Date. By way of illustration, if AMIC contracts for $5 million inclusive of the $1.2 million, the reduction would be 5/9 of the difference between one-third and one-fifth (0.13333), i.e., the reduction would equal the product of 5/9 and 0.1333, which is 0.074 and as a result, SMI would be entitled to be compensated at the rate equal to the difference between 0.3333 and rate of 0.074, which is 25.93% of the compensation payable to AMIC's highest paid executive.

b.
The compensation payable under the MHP consulting agreement will be reduced below one-third (33-1/3%) and to a minimum of one-twentieth (5%) of the compensation payable to the highest paid executive of AMIC if AMIC contracts for less than $10 million of capital by the date three months after the Introduction Date. The reduction from one-third to one-twentieth will be ratable, based on the amount less than $10 million and more than $1.2 million contracted for by AMIC by the date three months after the Introduction Date. By way of illustration, if AMIC contracts for $5 million inclusive of the $1.2 million, the reduction would be 5/9 of the difference between one-third and one-twentieth (0.28333), i.e., the reduction would equal the product of 5/9 and 0.28333, which is 0.1574 and as a result, MHP would be entitled to be compensated at the rate equal to the difference between 0.3333 and 0.1574, which is 0.1759, resulting in compensation to MHP equal to 17.59% of the compensation payable to AMIC's highest paid executive.

c.
As it relates to forfeiture, references to contracts include memoranda of understanding, provided that within 90 days thereafter the memorandum is succeeded by a definitive agreement and/or a completed financing.

13.
As part of its consulting services to AMIC, SMI will advise AMIC in connection with an identified medical isotope production transaction and an identified transaction (which may be in the form of a commercial, investment, acquisition or other transaction) presented through MHP's relationships. This advice will be included within the compensation structure provided above, provided that if advice is required prior to the pre-payment of expenses to SMI, AMIC will separately pre-pay SMI's expenses with respect thereto and then may deduct such sums from the $275,000 pre-payment of expenses described above.

14.	Except as required by law, all public announcements pertaining to this MOA or made by AMIC pertaining to SMI or MHP shall be mutually approved by AMIC and SMI.

15.	Certain Rules of Construction:

a.
Captions and Section Headings. Any captions and section headings appearing in this MOA are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this MOA.

b.
No Interpretation Against a Party. Neither this MOA nor any uncertainty or ambiguity in it shall be construed or resolved using any presumption against any party. On the contrary, each party acknowledges that this MOA has been reviewed by its legal counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the parties.

c.
References. Reference to MOA. Any reference to this MOA includes any and all permitted amendments, supplements, extensions, and renewals of this MOA. Any references in this MOA to any document, instrument or agreement (1) shall include all exhibits, appendices, schedules and other attachments thereto, (2) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted h

d.
Additional Rules of Construction. References in this MOA to "Persons" shall include individuals and legal entities, of whatever form. The words "hereof," "herein" and "hereunder" and words of similar import when used in this MOA shall refer to this MOA as a whole and not to any particular provision of this MOA. Unless the context clearly requires otherwise (1) the plural and singular numbers shall each be deemed to include the other; (2) the masculine, feminine and neuter genders shall each be deemed to include the others; (3) "shall," "will" or "agrees" are mandatory and "may" is permissive; (4) "or" is not exclusive, and (5) "includes" and "including" are not limiting and mean "without limitation."

e.	Other Agreements. In the event of any inconsistency between the terms of this MOA and the terms of any other agreement among the Parties, the terms of the subsequent agreement shall govern.

16.	General Provisions:

a.
Further Cooperation. Each party shall promptly execute, acknowledge and deliver, or promptly procure the execution, acknowledgement and delivery, of any and all further certificates, agreements and instruments which may be necessary or expedient to effectuate the purposes of this MOA.

b.
Indemnification: AMIC indemnifies and holds harmless SMI, MHP and their shareholders, members, partners, directors, officers, employees, agents, representatives, counsel and their spouses from any claims, costs, judgements, settlements, fees, fines and expenses arising from or related to any alleged acts or omissions to act by AMIC or its agents and representatives, any alleged securities filing, public announcement or information allegedly provided by AMIC or its agents and representatives and any alleged failure by AMIC or its representatives to comply with all laws and regulations applicable to the foregoing.

c.
Assignment. Except as set forth herein with respect to payment of amounts to third parties in connection with performance of the services provided for herein and as applicable to the right of SMI and its designees to transfer warrants received as compensation in accordance with applicable securities laws, no party shall have any right, power or ability to assign its rights or benefits or delegate its duties or obligations under this MOA without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the first sentence of this section, either party, upon thirty (30) days prior written notice to the other, may assign its rights or delegate its duties or any portion thereof as a matter of right without the consent of the other party to (1) an affiliate of the assignor or (2) a Person succeeding to substantially all of the business of the party effecting such assignment, provided in either case that the assignee specifically assumes all obligations of the assignor party under this MOA, and provided further that the assignor shall continue to remain primarily liable for all obligations (monetary and non-monetary) assumed by the assignee. No party shall have the power to make an assignment in contradiction of this paragraph. Any purported assignment, grant or transfer in contradiction of this MOA shall be void ab initio.

d.
No Third-Party Beneficiaries. MHP is an express intended third-party beneficiary of the provisions hereof relating to MHP. Except as described in this MOA, no third Person is a beneficiary of this MOA and no third Person is a guarantor of the performance by any party, nor shall any third Person have any liability with respect to the performance by any party. SMI is not liable for MHP and MHP is not liable for SMI.

e.
Notices. All notices and other communications to any party under this MOA shall be in writing and shall be given in writing and shall be given to the party at its address or facsimile number set forth below or any other address or facsimile number as the party may hereafter specify for the purpose of notice hereunder.

Each notice or other communication shall be effective (1) if delivered in person, when so delivered, (2) if given by registered or certified (or comparable) mail, return receipt requested, five (5) business days after deposit in the mail with postage prepaid, (3) if sent by nationally recognized overnight air courier (including UPS and Federal Express), on the second business day after delivery to an overnight air courier service, carriage prepaid, or (4) if given by facsimile, at the moment of transmission by facsimile if the party sending the facsimile has telephonically confirmed its successful transmission.

Notices to AMIC shall be given to:

Advanced Medical Isotope Corporation
Attention: James Katzaroff
6208 W. Okanogan Ave.
Kennewick, Wa. 99336
Fax: +1 (509) 736-4007
Email: jkatzaroff@isotopeworld.com

Notices to SMI shall be given to:

Spivak Management Inc.
Attn: Kenin M. Spivak
450 North Roxbury Drive, 7th Floor
Beverly Hills, California 90210
Fax: +1 (310) 691-5809
Email: kspivak@SMImanagement.com

With a copy to:

SML LLP
Attention: Ted Maloney
450 North Roxbury Drive, 7th Floor
Beverly Hills, California 90210
Fax: +1 (424) 238-2162
Email: tmaloney@SML-LLP.com

f.	Governing Law. This MOA will be governed by and interpreted in accordance with the law of the State of California, without regard to conflicts of law provisions thereof.

g.
Dispute Resolution. Any controversy or claim arising out of or relating to this MOA, or any breach hereof, shall be submitted to JAMS and settled by confidential arbitration in accordance with the commercial arbitration rules of JAMS (the "JAMS Rules"), which JAMS Rules are deemed to be incorporated by reference into this paragraph. THE PARTIES EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT OR THE BREACH HEREOF. Arbitration will be conducted by a single arbitrator, unless the parties agree otherwise. The language of arbitration shall be in English and the arbitral award shall be final and binding on the parties. The arbitrator(s) shall apply the rules of evidence under California law. The decision reached by the arbitrator may be entered as a judgment of any court whose jurisdiction covers the venue of the arbitration proceeding. The place of the arbitration shall be Beverly Hills, California, or such other mutually convenient location as agreed by the parties. The parties waive any and all objections based on the jurisdiction, venue or proceedings set forth in this paragraph. All fees and expenses of the arbitrator(s) shall be initially borne on a pro rata basis by the parties, but shall be recoverable by the prevailing party. If any party fails to pay its share of the fees and expenses of the arbitrator(s) when and as due then the other party may request upon ten (10) days written notice to all parties, and the arbitrator(s) shall enter, an award by default against the non-paying party, unless such fees are paid within such ten-day (10-day) period. All fees and expenses of counsel to each party shall be initially borne by such party, but the arbitrator(s) shall award the prevailing party reasonable costs and expenses, including reasonable attorneys' fees and expert witness fees, to resolve the dispute and to enforce the final judgment.

h.
Waiver. Any waiver of the provisions of this MOA or of a party's rights or remedies under this MOA must be in writing to be effective. Failure, neglect or delay by a party to enforce the provisions of this MOA or its rights or remedies at any time will not be construed to be deemed a waiver of such party's rights under this MOA and will not in any way affect the validity of the whole or any part of this MOA or prejudice such party's right to take subsequent action.

i.
Attorneys’ Fees and Litigation Costs. In any arbitration or other proceeding by which one party either seeks to enforce its rights under this MOA (whether in contract, tort, or otherwise) or seeks a declaration of any rights or obligations under this MOA, the prevailing party shall be awarded reasonable costs and expenses, including reasonable attorneys' fees and expert witness fees, to resolve the dispute and to enforce the final judgment.

j.
Severability. If a court or an arbitrator of competent jurisdiction holds any provision of this MOA to be illegal, unenforceable or invalid in whole or in part for any reason: (1) such provision shall be in good faith adjusted rather than voided, if possible, to achieve the intent of the parties, (2) this MOA shall be read as if the invalid, illegal or unenforceable words or provisions had to that extent been deleted, and (3) the validity of the remainder of this MOA shall not be affected thereby unless an essential purpose of this MOA would be defeated by the loss of the illegal, unenforceable, or invalid provisions.

k.
Entire Agreement. This MOA, including the agreements referenced herein, expresses the entire understanding of the parties with respect to the subject matter hereof. This MOA supersedes any terms or conditions contained on printed forms submitted with purchase orders, sales acknowledgments or invoices or any other form. This MOA also supersedes all previous agreements, representations or other communications (whether written or oral) between the parties relating to the subject matter hereof, but not as to any other agreement pertaining to AMIC, SMI or Persons related thereto. There are no representations, warranties or other agreements between the parties (whether express or implied) in connection with the subject matter of this MOA except as specifically set forth herein.

l.
Modifications. This MOA may not be modified, amended or waived, except by a writing executed by both of the parties hereto. Under no circumstance or conditions shall any other conduct be relied upon by the parties.

m.
Force Majeure. No party shall be liable for any delays or failures in performance due to circumstances beyond its reasonable control. In the event of the happening of such a cause, the party whose performance is so affected will give prompt, written notice to the other party, stating the period of time the same is expected to continue.

n.
Representation by Legal Counsel. Each party has had access to legal counsel prior to the execution of this MOA. AMIC acknowledges that the law firm of SML LLP has represented SMI in the preparation and negotiation of this MOA. Certain individuals who are partners of SML LLP are principals in SMI or MHP and will separately provide services in such capacities to AMIC pursuant to the provisions hereof and the related consulting agreements. AMIC waives any objection based upon conflict of interest, or otherwise, as to the foregoing engagements, activities and financial arrangements. AMIC further understands that SML LLP does not represent AMIC in connection with the negotiation of this MOA but will represent AMIC in the future on other matters and AMIC consents thereto.

o.
Counterparts and Signature Validity. This MOA may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on all parties, notwithstanding that all parties are not signatories to the original or the same counterpart. Facsimile and PDF signatures shall be acceptable as if original signatures had been exchanged.

IN WITNESS WHEREOF, the parties have executed this Memorandum of MOA by their duly authorized representatives.

ADVANCED MEDICAL ISOTOPE CORPORATION

By	/s/ James C. Katzaroff
Name: James C. Katzaroff
Title: CEO

SPIVAK MANAGEMENT INC.

By	/s/ Kenin M. Spivak
Name: Kenin M. Spivak
Title: President

11

APPENDIX - STANDARD & GENERAL TERMS & CONDITIONS ("STANDARD TERMS")

1.           Applicability of Standard Terms. Except as expressly set forth in these Standard Terms pertaining to choice of law, dispute resolution and related matters, including damage limitations and representations and notice, these Standard Terms govern only the relationship between Consultant and Client as to Consultant's consulting engagement by Client as set forth in Section 10 of the MOA (as defined below) to which these Standard Terms are attached or into which they are incorporated. Except with respect to the consulting engagement and the foregoing provisions, no definitions or other provisions of these Standard Terms are intended to be read into or integrated with any Party Agreement for any purpose.

2.             Certain Definitions.

As used in these Standard Terms, the following terms have the following meanings:

"Applicable Law" means the law set forth in Section 13 below as the governing law of this Agreement.

"Agreement" means the MOA and these Standard Terms.

"Client" means the Person with whom Consultant is contracting in the Agreement.

"Consultant" means Spivak Management Inc., a California corporation.

"Intellectual Property Rights" means intellectual property rights recognized in any country or jurisdiction in the world, including (1) patents, patent applications, patent disclosures, and rights of priority; (2) trademarks, service marks, trade dress, trade names, Internet domain names, slogans, logos, and corporate names and registrations and applications for registration together with all the goodwill associated therewith; (3) copyrights (registered or unregistered), moral rights, and copyrightable works and registrations and applications for registration thereof; (4) computer software, data, databases, and related documentation; (5) trade secrets and other confidential information including ideas, inventions (whether or not patentable and whether or not reduced to practice), know-how, negative know-how, research information, drawings, specifications, designs, plans, proposals, financial and marketing plans, employee information, customer lists, supplier lists, and related information and marketing materials; and (6) other intellectual property rights.

"MOA" means the Memorandum of Agreement for Strategic Relationship dated as of August 19, 2011 and by and between Advanced Medical Isotope Corporation, a Delaware corporation and Spivak Management Inc., a California corporation to which these Standard Terms are an attachment or is otherwise incorporated by reference, excluding these Standard Terms.

"Party" shall refer to Client and Consultant, as applicable, and "Parties" shall include each Party that is signatory to the Party Agreement involved.

"Party Agreements" means and includes this Agreement and any related agreements to all or any of the foregoing entered into by or among the Parties and relating to the same subject matter as the Agreement or that are referred to herein and that survive the execution and delivery of the Agreement by the Parties.

"Person" means any natural individual, legal person, firm, corporation, limited liability company, limited partnership, association, trust, charity, government department, agency, unit or other entity, or any other group or entity.

Appendix - Page 1 of 11

"Responsible Officer" means the most senior executive officer of Client.

"Rule" means any applicable law, rule, regulation or other provision with the force of law.

3.            Authority. Except as otherwise expressly provided in a Party Agreement, Consultant is an independent consultant and contractor to Client; and neither Consultant nor any of its representatives has any authority with respect to Client or its business and do not participate as decision-makers with respect thereto. Except as otherwise expressly provided in a Party Agreement, as between Consultant and its representatives on one part and Client on the other part, Client will be the decision-maker in all instances with respect to Client and its business.

4.             Limitation of Role; Devotion of Time.

a.
The Parties acknowledge that Consultant has not been engaged as a manager, agent, attorney, accountant, business manager, personal manager, financial advisor or any other position for which a professional license is required. Rather, Consultant has been engaged as a key, senior business consultant. Although Consultant may express views that affect legal or financial matters, all such views are expressed hereunder as a businessperson. Client acknowledges that it will require an attorney to assist in deal structuring and contract negotiations and that except as set forth in the Party Agreements or agreements with third Persons, it will retain counsel of its choosing for that purpose.

b.
One or more owners, officers or representatives of Consultant may be partners or otherwise affiliated with the law firm of SML LLP. Client may previously have engaged or may hereafter engage SML LLP. Any such engagement is entirely separate from this engagement. SML LLP is not liable for the performance by Consultant and Consultant is not liable for the performance of SML LLP. No rules of professional conduct applicable to SML LLP shall be applicable to Consultant. The financial terms on which each of SML LLP and Consultant are engaged have been or will be separately negotiated. Client is responsible for separately determining that the respective financial terms are fair and reasonable to Client and Client hereby represents and warrants that Client has not and will not engage Consultant and/or SML LLP unless Client determines that the financial terms and conditions upon which each such Person is engaged are fair and reasonable to Client.

c.
Client acknowledges that except as expressly set forth in these Standard Terms, no Party Agreement restricts the activities of Consultant, its affiliates or its representatives. Consultant's engagement hereunder is non-exclusive, meaning that Consultant's availability hereunder is subject to Consultant's conflicting commitments. Without limitation of the foregoing, Consultant may represent or otherwise act for itself or others, including Persons competitive with Client and projects that may be competitive with Client's business, during or after the Term. Client acknowledges that Consultant may have advised and has the right to continue to advise other Persons who have interests in Client's industry, including competitive or adverse interests.

d.
None of the Party Agreements individually or in the aggregate constitutes a partnership or joint venture between Consultant and Client, nor do any such agreements, individually or in the aggregate, impose any fiduciary duties on Consultant or its representatives. Consultant will determine, in its sole and absolute discretion, which of its representatives, if any, will perform services under this Agreement and the amount of time Consultant and/or its representatives will devote to performing such services, which time likely will vary over time and from time to time. In performing the services, Consultant shall solely report to and take instruction from the Responsible Officer.

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e.
In the event that any third Person fails for any reason whatsoever to comply with its representations, warranties, covenants and/or obligations to Client, Consultant shall not be liable as a result thereof and, without limitation, Consultant shall not be deemed a party to any agreement between Client and any third Person.

f.
No Party Agreement conveys or transfers any Intellectual Property Rights or any other rights in any invention developed, created or acquired by Consultant or any representative thereof to Client. In the event Client and Consultant jointly create, develop or acquire any invention, no exploitation will be made thereof unless and until the Parties enter into a written agreement setting forth the terms and conditions thereof.

g.
As between Client and Consultant, Consultant exclusively owns the copyright and all other rights therein in any writings of Consultant or any representative thereof and except as expressly prohibited by the confidentiality provisions of a Party Agreement, as between Consultant and Client, Consultant has the exclusive right, power and authority to publish or otherwise use such writings as elected by Consultant in Consultant's sole discretion and without any obligation to Client pertaining thereto.

5.         No Solicitation; Non-Circumvention:

a.
During the Term, neither Party will solicit for employment or engagement as an independent contractor any Person at the time employed by and/or otherwise working on behalf of the other Party. The foregoing prohibition does not pertain to engagements of the law firm SML LLP.

b.
As between Client and Consultant, the identities of Persons, if any, and the business opportunities, if any, introduced by Consultant to Client are the exclusive property of Consultant. Client, its officers, and representatives will not make any contact, deal with, or otherwise become involved with any such Person or business opportunity, unless Consultant is notified in writing and compensated as provided for in any applicable Party Agreement. Client acknowledges and agrees that unauthorized contact without the express written consent of Consultant with any such Person or business opportunity may cause harm and/or financial detriment to Consultant. Client further acknowledges the confidential nature of the introduced Persons and business opportunities and agrees not to disclose these sources to anyone without the express written permission of Consultant.

6.         Compensation, Expenses and Other Payments.

a.
It is understood and acknowledged by the Parties that the value of Consultant's advice is not measurable in any quantitative manner, and that the amount of time spent rendering consulting advice shall be determined in Consultant's discretion.

b.
Except as described in the Party Agreements, Client shall be responsible for advancing or reimbursing (as elected by Consultant) all costs and expenses incurred or advanced by Consultant in connection with Consultant's services hereunder, other than Consultant's general overhead expenses such as Consultant's rent, domestic telephone service and regular secretarial assistance. Without limitation of the foregoing, Client will reimburse Consultant, or at Consultant's request, advance, any costs or expenses incurred or advanced by Consultant for international telephone, postage, travel expenses, duplication expenses, binders, special supplies, messenger, courier, attorneys' fees, and all other expenses incurred directly in connection with Consultant's activities hereunder. Consultant will not incur any expenses in excess of two thousand dollars ($2,000) without Client's prior written approval. Travel expenses will be advanced or promptly reimbursed.

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c.
Except as described in the Party Agreements, all amounts payable to Consultant will be paid by wire transfer to the account designated in writing from time to time by Consultant. If any payment is not received by Consultant within fifteen (15) days after it is due, Consultant may suspend services to Client and may further deem the failure to be a material breach of the Parties' agreement. In addition to Consultant's other remedies, regardless of whether Consultant asserts the failure to timely pay to be a breach, Client shall pay to Consultant interest on the outstanding and unpaid amount, from the date due until paid at the rate of .75% per month and any courtesy discounts that might be granted in any invoice will be revoked.

7.         Disclosure; Publicity. Both Parties agree that the details connected with the transactions between the Parties will not be published or disclosed without the other Party's written permission, provided that this Section will not prohibit the following disclosures: (1) disclosures required by applicable Rules; (2) disclosures by Consultant that it has been engaged by Client and the general nature of the engagement; (3) disclosures by Client that it has engaged Consultant and the general nature of the engagement; (4) Consultant's disclosure of information previously disclosed by Client; and (5) disclosures by Consultant that it deems necessary or appropriate in furtherance of the performance of its services under this Agreement. Notwithstanding the foregoing, except as required by applicable Rules, in any press releases, filings or other publicly disseminated communications pertaining to or concerning this engagement or the services performed hereunder, the Parties shall consult and mutually approve of such communications and in any such communications suitable statements will be made or credit given that Consultant or its designated principals advised Client.

8.         Term and Termination:

a.
All references in these Standard Terms refer only to the Term of Consultant's services to Client. Nothing in these Standard Terms governs any other aspects of the "term" or "period" of the Party Agreements, if any.

b.
Except as described in this Section 8, the "Term" of Consultant's services shall be for the period specified in the relevant Party Agreement. At the conclusion of the Term, Consultant will have no further obligations to render services to Client. The conclusion of the Term does not affect the parties' indemnification obligations or the choice of law, dispute resolution, integration, damage limitation, notice provisions or other similar provisions of these Standard Terms nor any aspect of the Party Agreements, other than Consultant's engagement.

c.
Subject to any specific contrary provision in this Agreement, in the event any material breach of a Party Agreement by either Party is not corrected within sixty (60) days after delivery of written notice to the breaching Party describing such breach, the other Party may terminate the Term of the consulting engagement under this Agreement.

d.
If Client terminates the consulting engagement for cause, Client will be relieved of any further obligation to pay compensation to Consultant. If Consultant terminates the Consulting engagement for cause, Client will not be relieved of any obligations to Consultant, Consultant will not have any duty to mitigate damages and Client will not have any right of set-off should Consultant nonetheless do so.

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9.           Exports of Technology: No products, items, commodities or technical data or information obtained from a Party nor any direct product of such technical data or information is intended to be, nor shall be, exported or re-exported, directly or indirectly, to any destination restricted or prohibited by applicable Rules without necessary authorization. Notwithstanding anything to the contrary, no Party will disclose to another Party any information concerning processing, fabrication and/or equipment which is subject to any applicable export restrictions without first notifying the Party of these restrictions, and securing written consent from an officer of the Party to the disclosure.

10.         Certain Representations, Acknowledgements and Agreements of Client.

a.
Except as set forth in the Party Agreements, there are no actions, suits or proceedings pending or, to the knowledge of Client, threatened against Client or any of its subsidiaries or any of their respective properties, at law or in equity, or before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency that are likely to result in a judgment, decree or order having a material adverse effect on the business, condition (financial or otherwise) or property of Client and its subsidiaries, taken as a whole.

b.
Except where the effect is not likely to have a material adverse effect on the properties, assets, operations, business or financial condition of Client and its subsidiaries, taken as a whole, neither Client nor any of its subsidiaries is in breach of, or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under) its respective charter, by-laws, or partnership agreement, as applicable, or in the performance or observance of any obligation, agreement, covenant or condition contained in any license, indenture, mortgage, deed of trust, bank loan or credit agreement or any other agreement or instrument to which Client or any of its subsidiaries is a party or by which any of them or their respective properties are bound. Each of Client and its subsidiaries has all governmental licenses, permits, consents, orders, approvals and other authorizations necessary to conduct its business (collectively, "Licenses"), other than those Licenses the absence of which is not likely to have a material adverse effect on the properties, assets, operations, business or financial condition of Client and its subsidiaries, taken as a whole. Client and each of its subsidiaries are in compliance in all material respects with all applicable laws, orders, rules, regulations and directives except where failure to be in compliance is not likely to have a material adverse effect on the properties, assets, operations, business or financial condition of Client and its subsidiaries, taken as a whole.

c.
Client acknowledges and agrees that Consultant may rely upon and use the data, material and other information supplied by Client without independently verifying the accuracy, completeness or veracity of same. Consultant also may look to others for factual information, economic advice and/or research upon which to base its advice to Client hereunder as Consultant shall in good faith deem appropriate. Consultant undertakes no responsibility for the accuracy of any statements to be made by Client contained in press releases or other communications, including filings with any regulatory authorities or governmental agencies. Client will keep Consultant informed of all material information and developments pertaining to Client's business, finances, legal issues and capitalization. All information with respect to Client or its business opportunities provided by or on behalf of Client (including through counsel) does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

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11.          Limitations on Representations and Warranties: Except as expressly stated in the Party Agreements, no Party makes any warranties or representations (express, implied or statutory). THE PARTIES EXPRESSLY DISCLAIM ALL SUCH OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. Notwithstanding anything to the contrary (whether in the Party Agreements or elsewhere), nothing contained in the Party Agreements shall be or be construed as a representation, warranty, covenant, or guarantee that: (1) the result of Consultant's services will be beneficial for Client or that Client's business will be successful, or (2) that Consultant is conveying any Intellectual Property Rights to Client.

12.         Indemnification:

a.
To the fullest extent permitted by law, Client shall indemnify and hold Consultant, its shareholders, directors, officers, employees, agents and representatives and all those claiming through the foregoing (collectively, the "Indemnities") harmless from and against all losses, claims, damages, liabilities or expenses (or actions in respect thereof), including fees, costs, penalties, judgments, damages and any other amounts of any kind or character, including counsel, expert, and investigatory fees and costs, arising out of or related to Client and/or Consultant's engagement, other than as described in Section c below (collectively, "Losses"). Client shall promptly advance and shall directly pay all such Losses, as invoiced. Consultant shall have the right to select counsel and to direct any defense related to the foregoing claims. If the indemnification provided for in this Section 12 is unavailable or insufficient to hold harmless an Indemnities in respect of all Losses, then Client shall contribute to the amount paid or payable by such Indemnities as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by Client and the Indemnities from the transactions contemplated by the Party Agreements. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then Client shall contribute to such amount paid or payable by Client in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Client and the Indemnitee in connection with the actions, inactions, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by Client and the Indemnitees shall be deemed to be in the same proportion as the total net proceeds from the transactions contemplated by the Party Agreements (before deducting expenses) received by Client bear to the total compensation received by Indemnitees. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged act or inaction, untrue statement of a material fact or the omission or alleged omission to state a material fact is the responsibility of the respective Party or relates to information supplied by Client or the Indemnitees and the Parties' relative intent, knowledge, access to information and opportunity to correct or prevent such act, inaction, statement or omission. The Parties agree that it would not be just and equitable if contribution were determined by pro rata allocation (even if the Indemnitees were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above. If any claim is made that, if true, would prohibit Client from indemnifying any Indemnitee, Client shall nonetheless provide the indemnification provided for by this Section 12 unless and until a non-appealable court judgment is entered establishing that such indemnification or contribution was improper and in such event, the Indemnitee shall reimburse the amounts improperly indemnified or contributed.

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b.
Client will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if Client elects to assume the defense, such defense shall be conducted by counsel chosen by Consultant. If Client elects to assume the defense of any such suit and retain such counsel, the Indemnitee(s), defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) Client shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include such Indemnitee(s) and Client, and an Indemnitee has been advised by counsel that one or more legal defenses may be available it which may not be available to Client, in which case Client shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the fees and expenses of such counsel.

c.
Notwithstanding Section a above, Consultant will indemnify Client for direct Losses arising solely from Consultant's intentional execution, without authority, of contracts or contract amendments purporting to bind Client once established by a non-appealable court judgment or a settlement of which Consultant has approved. The amount to be indemnified will be limited to the total amount of all fees paid or payable to Consultant under this Agreement.

d.	This indemnity agreement will be in addition to any liability that Client might otherwise have to Consultant to any other Person.

e.
Client shall cause Consultant and any of its designated representatives to be added as named or additional insured under all errors and omissions insurance policies, officers and directors insurance policies, general liability insurance policies and the like obtained by Client or any Person with respect to Client's business. Consultant and its designated representatives will cooperate in providing information necessary for the application and issuance of such insurance policies.

13.        Disputes. Except as provided for in a Party Agreement, any dispute involving the interpretation or application of any Party Agreement, and any controversy or claim arising out of or relating in any way to any Party Agreement, or the breach thereof (including as to the validity, scope and enforceability of this agreement to arbitrate), which has not been resolved within thirty (30) days after either party has notified the other in writing of the controversy, shall be finally determined by arbitration in Los Angeles County, California in accordance with the Commercial Arbitration Rules of JAMS (the "JAMS Rules") then in effect, except as those JAMS Rules are amended by this Section. There shall be a single arbitrator who shall be a retired federal judge. The decision of the arbitrator shall be consistent with applicable law and shall include written findings of fact and conclusions of law. The standard of proof in such arbitration shall be clear and convincing evidence and the burden of proof shall be on the party seeking relief. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION, THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ARBITRABLE CONTROVERSY OR CLAIM. Judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Each Party initially shall bear its own attorneys' fees and costs. IN THE EVENT FOR ANY REASON THAT THIS SECTION SHALL NOT BE SUFFICIENT OR ENFORCEABLE AS THE EXCLUSIVE MEANS OF RESOLVING ANY AND ALL DISPUTES RELATING TO THE PARTY AGREEMENTS OR ANY RIGHTS CREATED HEREBY SHALL BE INSTITUTED IN LOS ANGELES COUNTY, STATE OF CALIFORNIA. EACH PARTY AGREES TO SUBMIT TO THE JURISDICTION OF, AND AGREES THAT VENUE IS PROPER IN, LOS ANGELES COUNTY FOR ANY SUCH LEGAL ACTION OR PROCEEDING.

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14.         Applicable Law: Except as provided for in a Party Agreement, the Party Agreements shall be governed by, construed, enforced and interpreted in accordance with the internal substantive law of the State of California applicable to agreements to be made and to be performed solely within such State, without giving effect to any conflicts or choice of laws principles which otherwise might be applicable and excluding the United Nations Convention on Contracts for the Sale of Goods; provided, however, that matters relating to corporate formalities or other corporate governance issues of Client shall be governed by the law of its jurisdiction of incorporation or formation.

15.         Interim Relief: Nothing in these Standard Terms shall be construed to preclude any Party from seeking injunctive or other provisional relief in order to prevent irreparable harm pending mediation or arbitration, provided, however, that such relief may only be sought within the appropriate judicial forum as provided in Section 13 above.

16.        Legal Fees and Costs: Except as provided for in a Party Agreement, the substantially prevailing party in any proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for the expenses reasonably incurred by it in such proceeding, including reasonable attorneys' fees, reasonable costs, reasonable expenses of expert witnesses, reasonable costs of appeal, and any other reasonable out-of-pocket expenses.

17.         Limitations: EXCEPT ONLY AS TO INDEMNIFICATION REGARDING LOSSES PAID TO UNRELATED THIRD PERSONS, IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER (1) FOR COSTS OF SUBSTITUTE GOODS, (2) FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, OR (3) FOR LOSS OF USE, OPPORTUNITY, MARKET POTENTIAL, GOODWILL AND/OR PROFIT ON ANY THEORY (CONTRACT, TORT, FROM THIRD PARTY CLAIMS OR OTHERWISE). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR OF ANY FAILURE OR INADEQUACY OF ANY REMEDY.

18.        Force Majeure: Neither Party shall be liable for failure to perform, in whole or in part, its obligations under this Agreement if such failure is caused by any event or condition not reasonably within the control of the affected Party, including by events of nature, fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of governmental, judicial, administrative, military or other authorities, riots, insurrections, or any other cause beyond the control of the Parties; provided, that the affected Party promptly notifies the other Party of the occurrence of the event of force majeure and takes all reasonable steps necessary to minimize the disruption to the other Party and to resume performance of its obligations so interfered with.

19.         Notices: All notices required or permitted to be given under the Party Agreements shall be in writing and delivered in person, by first class certified or registered priority mail, postage prepaid, by recognized overnight courier service for next-day delivery, carriage prepaid, or by telex, electronic facsimile transmission or electronic mail, if concurrently confirmed or acknowledged and with a concurrent copy by another permitted means (such as mail or courier), to the address specified in this Agreement or to such other address as may be specified in writing by the addressed Party to the other Party in accordance herewith. Each such notice or other communication shall for all purposes be treated as effective or as having been given as follows: (1) if delivered in person, when delivered; (2) if delivered by mail, at the earlier of its receipt or at 5 p.m., local time of the recipient, or on the seventh day after deposit in a regularly maintained receptacle for the deposition of mail, as the case may be; (3) if delivered by courier, on the date shown in the written confirmation of delivery issued by such courier service; and (iv) if sent by confirmed telex, electronic facsimile transmission or electronic mail, at 5 p.m., local time of the recipient on the first business day after confirmed transmission and proper tender of concurrent delivery. Either Party may change the address and/or addressee(s) to whom notice must be given by giving appropriate written notice at least seven (7) days prior to the date the change becomes effective.

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20.          Assignment and Delegation: Except as provided for in a Party Agreement, none of the Party Agreements nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, delegated or otherwise encumbered or disposed of, in whole or in part, whether voluntarily or by operation of law or otherwise, by any Party without the prior written consent of the other Party, which consent shall not unreasonably be withheld; provided, however, that the foregoing shall not restrict or limit the assignment by Consultant of its rights and delegation of its duties under any Party Agreement to a company owned or controlled by a constituent of Consultant, subject to the assumption by such assignee company of all of the obligations of the respective Consultant company under the assigned Party Agreement. In the event of any such assignment, the assignee company shall be deemed to be the "Consultant" for all purposes and intents under the assigned Party Agreement.

21.       Certain Rules of Construction.

a.
Accounting Terms. Unless otherwise indicated in a Party Agreement, all accounting terms used in these Standard Terms or in the Party Agreements related to Consultant's engagement shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with United States generally accepted accounting principles, applied in a consistent manner.

b.
Captions and Section Headings. The captions and section headings appearing in these Standard Terms or in the Party Agreements related to Consultant's engagement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of any Party Agreement.

c.
Singular and Plural. All terms defined in these Standard Terms or in the Party Agreements related to Consultant's engagement in the singular form shall have comparable meanings when used in the plural form and vice versa.

d.	Time and Date. All references in these Standard Terms or in the Party Agreements related to Consultant's engagement to a time of day shall mean Pacific Time, unless otherwise indicated.

e.
No Interpretation Against a Party. In these Standard Terms and in the Party Agreements related to Consultant's engagement, no uncertainty or ambiguity shall be construed or resolved using any presumption against any Party. On the contrary, each Party acknowledges that each Party Agreement has been reviewed by its legal counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the Parties.

f.
Other References. References in these Standard Terms or in the Party Agreements related to Consultant's engagement to "Recitals," "Sections," "Exhibits," "Schedules," "Appendices," "Annexes," "Attachments" and similar ancillary materials are to recitals, sections, exhibits, schedules, appendices, annexes, attachments and similar ancillary materials therein and thereto ("Exhibits") unless otherwise indicated. References in these Standard Terms or in the Party Agreements related to Consultant's engagement to any document, instrument or agreement (including any Party Agreement) (1) shall include all Exhibits thereto, (2) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted thereby.

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g.
Additional Rules of Construction. The words "hereof," "herein" and "hereunder" and words of similar import when used in any Party Agreement related to Consultant's engagement shall refer to the Party Agreement as a whole and not to any particular provision of the Party Agreement. Unless the context clearly requires otherwise (1) the plural and singular numbers shall each be deemed to include the other; (2) the masculine, feminine and neuter genders shall each be deemed to include the others; (3) "shall", "will" or "agrees" are mandatory and "may" is permissive; (4) "or" is not exclusive, and (5) "includes" and "including" are not limiting and mean "without limitation."

h.
Other Agreements. In the event of any inconsistency between the terms of a Party Agreement and the terms of any other agreement among the Parties, the terms of the subsequent agreement shall govern. In the event of any inconsistency between the terms of these Standard Terms and the terms of the MOA, the terms of the MOA shall govern.

22.          Miscellaneous:

Except as expressly set forth in this Section, all references to the Party Agreements mean and refer to these Standard Terms and those provisions of the Party Agreements relating to Consultant's engagement by Client.

a.
Except as described in a Party Agreement, no third Person is a beneficiary of Consultant's engagement and no third Person is a guarantor of the performance by any Party, nor shall any third Person have any liability with respect to the performance by any Party.

b.
The Party Agreements and their Exhibits, all of which are incorporated herein by reference, set forth the entire understanding between the Parties with respect to the subject matter hereof and thereof and merge all prior agreements, dealings, negotiations, promises, representations and communications. The terms of the Party Agreements shall govern any and all exchanges of confidential information regardless of any other document signed and/or executed or agreement made prior to the date hereof.

c.
Each Party expressly represents and warrants that it is free to enter into the Party Agreements as it relates to Consultant's engagement and that it has not made and will not make any creations or commitments in conflict with the provisions of the Party Agreements as it relates to Consultant's engagement, or which reasonably might interfere with the full and complete performance of its obligations under the Party Agreements as it relates to Consultant's engagement. As it relates to Consultant's engagement, each Party further represents and warrants that the Party Agreements, and the performance of its respective obligations under the Party Agreements, and the consummation of the transactions contemplated under the Party Agreements have been duly authorized and approved by all necessary action, and all necessary consents or permits have been obtained, and neither the execution of the Party Agreements nor the performance of the Party's obligations under the Party Agreements will violate any term or provision of any valid contract or agreement to which such Party is subject and/or by which such Party is bound. For all purposes, no further actions or consents are necessary to make the Party Agreements valid and binding contract, enforceable against the respective Parties in accordance with their terms.

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d.	No Party shall be entitled to act on behalf of and/or to bind any other Party.

e.
No provision of any Party Agreement may be modified, amended or waived, and no Party's rights or remedies under ant Party Agreement may be waived, except by a writing executed by authorized representatives of the Parties. Under no circumstance or conditions shall any other conduct be relied upon by the Parties. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed to be deemed a waiver of such Party's rights under a Party Agreement and will not in any way affect the validity of the whole or any part of the Party Agreement or prejudice such Party's right to take subsequent action.

f.
If a court or an arbitrator of competent jurisdiction holds any provision of any Party Agreement to be illegal, unenforceable or invalid in whole or in part for any reason: (1) such provision shall be in good faith adjusted rather than voided, if possible, to achieve the intent of the Parties, (2) the Party Agreement shall be read as if the invalid, illegal or unenforceable words or provisions had to that extent been deleted, and (3) the validity of the remainder of the Party Agreement shall not be affected thereby unless an essential purpose of the Party Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provisions.

g.
This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on all Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. Facsimile and PDF signatures shall be acceptable as if original signatures had been exchanged.

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